Exhibit 5.1

[WPX LETTERHEAD]

August 6, 2014

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Ladies and Gentlemen:

I, Stephen E. Brilz, am Vice President and Corporate Secretary of WPX Energy, Inc., a Delaware corporation (the “Company”). As such, I have acted as the Company’s counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), including the prospectus therein (the “Prospectus”), relating to the registration thereunder of 481,157 shares of the common stock of the Company, par value $0.01 per share (the “Shares”).

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Company’s Registration Statement on Form S-3 (the “Registration Statement”); (iv) the Prospectus; (v) the form of Specimen Common Stock Certificate of the Company; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the issuance of the Shares has been duly authorized and, if and when the Shares have been issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus. In giving such consent I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stephen E. Brilz
Stephen E. Brilz Vice President and Corporate Secretary